                                  EXHIBIT 99.1

                                  PRESS RELEASE


MULTI-LINK TELECOMMUNICATIONS SIGNS
DEFINITIVE AGREEMENT TO ACQUIRE HELLYER
COMMUNICATIONS, INC.

ACQUISITION TRIPLES THE SIZE OF MULTI-LINK AND PROVIDES FOR EXPANSION INTO THE MIDWESTERN REGION

DENVER, Sept. 20/PRNewswire/ -- Multi-Link Telecommunications, Inc. (Nasdaq:
MLNK - news, MLNKW - news), a rapidly expanding provider of integrated voice messaging services for small and medium sized business, today announced that it has signed a definitive agreement to acquire Indianapolis-based, Hellyer Communications, Inc. Hellyer, a privately-held company, is an established provider of voice messaging, paging, mobile telephone and telephone consulting services to both business and residential customers in three major Midwestern cities: Indianapolis, Chicago and Detroit. The combination will triple the size of Multi-Link Telecommunications, and will provide for expansion into key Midwestern markets.

Under the terms of the agreement, Multi-Link will be acquiring all of Hellyer's assets for a combination of cash, assumption of certain liabilities and common stock. The transaction is valued at $3.6 million. This price represents approximately 50% of Hellyer's current annualized revenues. The purchase price will paid $1.0 million in cash, the assumption of $1.6 million in liabilities and $1.0 million in restricted common stock. The deal is expected to close on November 1, 1999, pending the successful negotiation of certain liabilities between the seller and Hellyer's creditors and satisfaction of other customary conditions. Pending closing, Multi-Link has entered into a consulting agreement with Hellyer for the purposes of rationalizing its operations and assuring a smooth transition upon the closing of the transaction. That consulting agreement commences immediately and will be terminated upon the closing. There is no assurance that the conditions to closing will be satisfied and the acquisition completed.

Hellyer Communications, Inc. has been a provider of business messaging services since 1969, and has grown its commercial and residential voice messaging subscriber base very profitably. Currently, its posts over 50,000 subscribers in Indianapolis, Chicago and Detroit. Like Multi-Link, Hellyer offers it services on the powerful Glenayre MVP platform, which will allow for the addition of many advanced, integrated messaging services.

The business combination will be managed to increase both the revenue per customer and market penetration. The preliminary plan calls for Hellyer's menu of basic voice messaging services to be enhanced by Multi-Link's advanced services and for Hellyer's mobile telephone, consulting and live telephone answering products to be added in the extant Multi-Link markets. Additionally, Hellyer has built a significant telemarketing operation, which has in part been driving the company's success in the residential market. This Indianapolis-based telemarketing function could service the entire nation and be used immediately to expand Multi-Link's Colorado business into the residential markets.

"The acquisition of Hellyer represents a major milestone in the growth of Multi-Link, bringing us into a new region of the United States as an established voice messaging provider", stated Nigel Alexander, Chief Executive Officer of Multi-Link Telecommunications, Inc. "We believe that the terms of the transaction will create real shareholder value. With the use of only one million dollars in cash, we have bought an opportunity to triple the size of our Company. Furthermore, the product, service and marketing synergies are extraordinary and hold the promise of expanding revenue per subscriber and market penetration. At the conclusion of this transaction, the Company will have approximately $5.6 million in cash and available bank lines and will continue with its industry consolidation efforts."

About Multi-Link Telecommunications, Inc.

Denver-based, Multi-Link Telecommunications, Inc. is a provider of voice messaging services to small and medium sized businesses. Multi-Link's services link together local lines, mobile phones, pagers and home phones to allow subscribers to have only one mailbox for all voice and fax messages. In addition, Multi-Link's "Constant Touch" service calls all the subscriber's numbers simultaneously to locate the subscriber when a call is urgent. Founded in 1996, Multi-Link uses Glenayre Modular Voice Processing technology. Multi-Link intends to execute a consolidation of the fragmented voice messaging services industry across the United States.

Safe Harbor Provisions

Information and statements in this report, other than historical information, should be considered forward looking and reflect management's current views of future events and financial performance that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: the availability of future acquisitions, the effects of regional economic and market conditions, increases in marketing and sales costs, intensity of competition, cost of technology, the availability of financing, contingencies associated with Year 2000 compliance and the Company's ability to manage its growth.





                                      2